UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

United Development Funding Income Fund V
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-194162 (1933 Act)	46-3890365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas 76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 11, 2015, United Development Funding Income Fund V, a Maryland real estate investment trust (“UDF V”), entered into a loan agreement to provide a $5,660,000 subordinate land acquisition and development loan (the “Loan”) to Frisco 39, LLC, an unaffiliated single-purpose entity (“Borrower”).   The Loan is evidenced and secured by a subordinate lien deed of trust to be recorded against approximately 38 acres of land in Frisco, Denton County, Texas, a promissory note, assignments of builder lot sale contracts, and other loan documents.  The Loan is subordinate to a $13,938,411 senior acquisition and development loan provided by a regional bank, and to one or more builder performance deeds of trust that secure $2 million in earnest money deposits paid or to be paid by the builders to secure their right to acquire the finished lots when they are complete. The proceeds of the loan will be used to finance the Borrower’s land acquisition, closing costs, and to develop the land into single family residential lots for sale to homebuilders. The annual interest rate under the Loan is the lower of 13% or the highest rate allowed by law.  The Loan matures and becomes due and payable in full on March 11, 2018. During the Loan term, Borrower is required to first pay off the senior loan in full and then pay down the Loan by paying over to UDF V all net proceeds of lot sales. Payments on the Loan will be generally applied first to accrued interest, and then to principal. The loan documents contain representations, warranties, covenants, and provisions for events of default that are typical for loans of this nature. UDF V received an origination fee equal to $56,600 at the closing of the Loan. As of March 11, 2015, UDF V had funded $3,646,137 under the Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding Income Fund V

Dated: March 17, 2015	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer